DENNY’S CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2018

SPARTANBURG, S.C., May 1, 2018 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its first quarter ended March 28, 2018.

First Quarter 2018 Highlights

•	Total Operating Revenue grew 21.4% to $155.3 million, primarily due to revenue recognition changes.

•	Domestic system-wide same-store sales** grew 1.5%, including increases of 3.2% at company restaurants and 1.2% at domestic franchised restaurants.

•	Completed 52 remodels, including 51 at franchised restaurants.

•	Operating Income grew 0.8% to $16.4 million.

•	Company Restaurant Operating Margin* was $14.3 million and Franchise Operating Margin* was $25.5 million.

•	Net Income was $9.8 million, or $0.15 per diluted share.

•	Adjusted Net Income* was $9.8 million, while Adjusted Net Income Per Share* was $0.15.

•	Adjusted EBITDA* increased 10.2% to $22.3 million.

•	Generated $5.0 million of Adjusted Free Cash Flow*, after cash capital expenditures.

John Miller, President and Chief Executive Officer, stated, “During the first quarter, we once again achieved positive domestic system-wide same-store sales**, despite a persistently choppy full-service dining environment, and outperformed key industry benchmarks. Our highly franchised business model, coupled with our determination to further differentiate the Denny’s brand, continues to generate consistent revenue and earnings growth along with stable cash flows. As we continue to successfully execute our brand revitalization strategies, we remain committed to further elevating the guest experience, growing same-store sales**, and expanding our global reach, leading to further value creation for our franchisees and shareholders.”

First Quarter Results

Revenue Recognition Changes

Effective December 28, 2017, the first day of fiscal 2018, the Company adopted Accounting Standards Update 2014-09, “Revenue from Contracts with Customers (Topic 606),” and all subsequent ASUs that modified Topic 606 on a modified retrospective basis. Results for reporting periods beginning after December 28, 2017 are presented under Topic 606. Prior period amounts are not adjusted and continue to be reported in accordance with our historical accounting under Topic 605 “Revenue Recognition.”

The adoption of Topic 606 did not impact the recognition of company restaurant sales or royalties from franchised restaurants. The most significant effects of the new guidance on the comparability of our results of operations between 2018 and 2017 include the following:

•
Under Topic 606, advertising revenues and expenditures are recorded on a gross basis within the Consolidated Statements of Income. Under the previous guidance of Topic 605, the Company recorded franchise advertising expense net of contributions from franchisees to our advertising programs, including local co-operatives. While this change materially impacts the gross amount of reported franchise and license revenue and costs of franchise and license revenue, the impact is generally an offsetting increase to both revenue and expense with little, if any, impact on operating income and net income. Similarly, upon adoption, other franchise services fees are recorded on a gross basis within the Consolidated Statements of Income, whereas, under previous guidance, they were netted against the related expenses.

•
Under Topic 606, recognition of initial franchise fees is deferred until the commencement date of the agreement and occurs over time based on the term of the underlying franchise agreement. In the event a franchise agreement is terminated, any remaining deferred fees are recognized in the period of termination. Under the previous guidance, initial franchise fees were recognized upon the opening of a franchise restaurant. The effect of the required deferral of initial franchise fees received in a given year is mitigated by the recognition of revenue from fees received in prior periods. Upon adoption, the Company recorded deferred franchise revenue of $21.0 million, and increases of $15.6 million to opening deficit and $5.4 million to deferred tax assets. The deferred franchise revenue will be amortized over the term of the individual franchise agreements.

•
Under previous guidance, we recorded gift card breakage when the likelihood of redemption was remote. Breakage was recorded as a benefit to our advertising fund or reduction to other operating expenses, depending on where the gift cards were sold. Under Topic 606, gift card breakage is recognized proportionally as redemptions occur. The Company's gift card breakage primarily relates to cards sold by third parties. Breakage revenue related to third party sales is recorded as advertising revenue (included as a component of franchise and license revenue) with an offsetting amount recorded as advertising expense (included as a component of costs of franchise and license revenue).

The following table summarizes the impact of adopting Topic 606 on the line items within our Consolidated Statement of Income for the quarter ended March 28, 2018.

	Quarter ended March 28, 2018
Consolidated Statement of Income	As Reported	Adjustments	Balances without adoption of Topic 606
	(In thousands, except per share amounts)
Franchise and license revenue	$54,080	$(20,307)	$33,773
Costs of franchise and license revenue	28,556	(19,764)	8,792
Provision for income taxes	1,829	(140)	1,689
Net income	9,759	(403)	9,356
Basic net income per share	$0.15	$(0.01)	$0.14
Diluted net income per share	$0.15	$(0.01)	$0.14

Denny’s total operating revenue grew 21.4% to $155.3 million primarily due to recognizing franchise advertising revenue on a gross basis in accordance with Topic 606 and an increase in company restaurant sales. Company restaurant sales were up 7.9% to $101.2 million due to a greater number of company restaurants compared to the prior year quarter and same-store sales growth. Franchise and license revenue grew 58.4% to $54.1 million compared to $34.1 million in the prior year quarter primarily due to recognizing $19.3 million of advertising revenue in accordance with Topic 606, and increases in initial fees which were also impacted by revenue recognition changes. Additionally, royalty revenue was partially offset by lower occupancy revenue due to scheduled lease terminations.

Company Restaurant Operating Margin* was $14.3 million, or 14.2% of company restaurant sales, compared to $15.9 million, or 17.0%, in the prior year quarter. This was primarily due to an increase in third-party delivery costs, a prior year benefit in general liability expense, and an expected rise in product costs and minimum wages, partially offset by higher sales. Franchise Operating Margin* was $25.5 million, or 47.2% of franchise and license revenue, compared to $24.4 million, or 71.4%, in the prior year quarter. This was primarily due to recording advertising revenue and related costs on a gross basis in accordance with Topic 606, an increase in initial fees which were also impacted by revenue recognition changes, and growth in royalty revenue, partially offset by other direct costs and a reduction in occupancy margin.

Total general and administrative expenses improved 5.4% to $16.6 million, compared to $17.5 million in the prior year quarter. This was due primarily to market valuation changes associated with our deferred compensation plan, and reductions in share-based compensation and professional fees, partially offset by investments in personnel. Interest expense, net was $4.6 million versus $3.5 million in the prior year quarter. Denny’s ended the quarter with $313.9 million of total debt outstanding, including $282.0 million of borrowings under its revolving credit facility.

The provision for income taxes was $1.8 million, reflecting an effective tax rate of 15.8%, primarily due to the new 21% federal statutory income tax rate and a $0.4 million benefit associated with the settlement of share-based compensation. Given the Company's utilization of tax credit carryforwards, approximately $0.4 million in cash taxes was paid during the quarter.

Net Income was $9.8 million, or $0.15 per diluted share, compared to $8.4 million, or $0.11 per diluted share, in the prior year quarter. Adjusted Net Income Per Share* grew 21.2% to $0.15 compared to $0.12 in the prior year quarter.

Adjusted Free Cash Flow* and Capital Allocation

Denny’s generated $5.0 million of Adjusted Free Cash Flow* in the quarter after investing $12.6 million in cash capital expenditures, including the acquisition of five franchised restaurants and the remodel of one company restaurant.

During the quarter, the Company allocated $16.2 million to share repurchases. As of March 28, 2018, the Company had approximately $180 million remaining in authorized share repurchases under its existing $200 million share repurchase authorization.

Business Outlook

The following full year 2018 expectations reflect the current business environment, the impacts of recent tax reform, and revenue recognition changes.

•	Same-store sales** growth at company and domestic franchised restaurants between 0% and 2%.

•	40 to 50 new restaurant openings, with approximately flat net restaurant growth.

•	Total operating revenue between $634 and $642 million including franchise and license revenue between $222 and $225 million.

•	Company Restaurant Operating Margin* between 15% and 16% (vs. 16% and 17%) and Franchise Operating Margin* between 46% and 47%.

•	Total general and administrative expenses between $68 and $70 million (vs. $72 and $74 million).

•	Adjusted EBITDA* between $105 and $107 million.

•	Depreciation and amortization expense between $27 and $28 million.

•	Net interest expense between $18.5 and $19.5 million.

•	Effective income tax rate between 16% and 19% (vs. 22% and 24%) with cash taxes between $3 and $5 million (vs. $4 and $6 million).

•	Cash capital expenditures between $33 and $35 million.

•	Adjusted Free Cash Flow* between $48 and $50 million.

*
Please refer to the historical reconciliation of Net Income to Adjusted Income Before Taxes, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income, and Adjusted Net Income per Share, as well as the reconciliation of Operating Income to non-GAAP financial measures included in the following tables. The Company is not able to reconcile the forward-looking non-GAAP estimates set forth above to their most directly comparable GAAP estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP estimates are not provided.

** Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, fees and occupancy revenue from franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the first quarter ended March 28, 2018 on its quarterly investor conference call today, Tuesday, May 1, 2018 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of March 28, 2018, Denny’s had 1,724 franchised, licensed, and company restaurants around the world including 130 restaurants in Canada, Puerto Rico, Mexico, New Zealand, Honduras, the Philippines, Costa Rica, Dominican Republic, the United Arab Emirates, Guam, Curaçao, El Salvador, Guatemala, and the United Kingdom. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2017 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Jennifer Mazzabufi, ICR
203-682-8254

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	3/28/18	12/27/17
Assets
Current assets
Cash and cash equivalents	$3,919	$4,983
Receivables, net	19,512	21,384
Other current assets	12,149	14,922
Total current assets	35,580	41,289
Property, net	141,357	139,856
Goodwill	39,843	38,269
Intangible assets, net	61,628	57,109
Deferred income taxes	22,294	16,945
Other noncurrent assets	32,887	30,314
Total assets	$333,589	$323,782

Liabilities
Current liabilities
Current maturities of capital lease obligations	$3,126	$3,168
Accounts payable	25,411	32,487
Other current liabilities	51,707	59,246
Total current liabilities	80,244	94,901
Long-term liabilities
Long-term debt, less current maturities	282,000	259,000
Capital lease obligations, less current maturities	28,734	27,054
Other	64,026	40,187
Total long-term liabilities	374,760	326,241
Total liabilities	455,004	421,142

Shareholders' deficit
Common stock	1,083	1,077
Paid-in capital	595,069	594,166
Deficit	(340,348)	(334,661)
Accumulated other comprehensive loss, net of tax	(5,407)	(2,316)
Treasury stock	(371,812)	(355,626)
Total shareholders' deficit	(121,415)	(97,360)
Total liabilities and shareholders' deficit	$333,589	$323,782

Debt Balances
(In thousands)	3/28/18	12/27/17
Credit facility revolver due 2022	$282,000	$259,000
Capital leases	31,860	30,222
Total debt	$313,860	$289,222

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	3/28/18	3/29/17
Revenue:
Company restaurant sales	$101,193	$93,779
Franchise and license revenue	54,080	34,131
Total operating revenue	155,273	127,910
Costs of company restaurant sales	86,858	77,835
Costs of franchise and license revenue	28,556	9,746
General and administrative expenses	16,560	17,509
Depreciation and amortization	6,514	5,736
Operating (gains), losses and other charges, net	360	783
Total operating costs and expenses, net	138,848	111,609
Operating income	16,425	16,301
Interest expense, net	4,625	3,541
Other nonoperating expense (income), net	212	(357)
Net income before income taxes	11,588	13,117
Provision for income taxes	1,829	4,744
Net income	$9,759	$8,373

Basic net income per share	$0.15	$0.12
Diluted net income per share	$0.15	$0.11

Basic weighted average shares outstanding	64,432	71,004
Diluted weighted average shares outstanding	66,946	73,241

Comprehensive income	$6,668	$7,764

General and Administrative Expenses	Quarter Ended
(In thousands)	3/28/18	3/29/17
Share-based compensation	$1,350	$1,973
Other general and administrative expenses	15,210	15,536
Total general and administrative expenses	$16,560	$17,509

DENNY’S CORPORATION
Reconciliation of Net (Loss) Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance on a period-to-period basis.  The Company uses Adjusted Income Before Taxes, Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Net Income internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate the ability to service debt because the excluded charges do not have an impact on prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. We define Adjusted Free Cash Flow for a given period as Adjusted EBITDA less the cash portion of interest expense net of interest income, capital expenditures, and cash taxes. Management believes that the presentation of Adjusted Free Cash Flow provides useful information to investors because it represents a liquidity measure used to evaluate, among other things, operating effectiveness and is used in decisions regarding the allocation of resources.  However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

	Quarter Ended
(In thousands, except per share amounts)	3/28/18	3/29/17
Net income	$9,759	$8,373
Provision for income taxes	1,829	4,744
Operating (gains), losses and other charges, net	360	783
Other nonoperating income, net	212	(357)
Share-based compensation	1,350	1,973
Deferred compensation plan valuation adjustments	(220)	431
Interest expense, net	4,625	3,541
Depreciation and amortization	6,514	5,736
Cash payments for restructuring charges and exit costs	(190)	(1,029)
Cash payments for share-based compensation	(1,913)	(3,932)
Adjusted EBITDA	$22,326	$20,263

Cash interest expense, net	(4,345)	(3,264)
Cash paid for income taxes, net	(423)	(395)
Cash paid for capital expenditures	(12,566)	(6,817)
Adjusted Free Cash Flow	$4,992	$9,787

	Quarter Ended
(In thousands, except per share amounts)	3/28/18	3/29/17
Net income	$9,759	$8,373
Losses (gains) on sales of assets and other, net	(37)	684
Impairment charges	37	—
Tax effect (1)	—	(248)
Adjusted Net Income	$9,759	$8,809

Diluted weighted average shares outstanding	66,946	73,241

Diluted Net Income Per Share	$0.15	$0.11
Adjustments Per Share	$—	$0.01
Adjusted Net Income Per Share	$0.15	$0.12

(1)
Tax adjustments for the three months March 28, 2018 are calculated using the Company's year-to-date effective tax rate of 15.8%. Tax adjustments for the three months March 29, 2017 are calculated using the Company's year-to-date effective tax rate of 36.2%.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. The Company uses Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and these three non-GAAP measures are used to evaluate operating effectiveness.

We define Total Operating Margin as operating income excluding the following three items: general and administrative expenses, depreciation and amortization, and operating (gains), losses and other charges, net. We present Total Operating Margin as a percent of total operating revenue. We exclude general and administrative expenses, which includes primarily non-restaurant-level costs associated with support of company and franchise restaurants and other activities at our corporate office. We exclude depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants. We exclude special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

Total Operating Margin is the total of Company Restaurant Operating Margin and Franchise Operating Margin. We define Company Restaurant Operating Margin as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and present it as a percent of company restaurant sales. We define Franchise Operating Margin as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise fees and occupancy revenue) less costs of franchise and license revenue and present it as a percent of franchise and license revenue.

These non-GAAP financial measures provide a meaningful comparison between periods and enable investors to focus on the performance of restaurant-level operations by excluding revenues and costs unrelated to food and beverage sales in addition to corporate general and administrative expense, depreciation and amortization, and other gains and charges. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles. Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin do not accrue directly to the benefit of shareholders because of the aforementioned excluded costs, and are not indicative of the overall results for the Company.

	Quarter Ended
(In thousands)	3/28/18	3/29/17
Operating income	$16,425	$16,301
General and administrative expenses	16,560	17,509
Depreciation and amortization	6,514	5,736
Operating (gains), losses and other charges, net	360	783
Total Operating Margin	$39,859	$40,329

Total Operating Margin consists of:
Company Restaurant Operating Margin (1)	$14,335	$15,944
Franchise Operating Margin (2)	25,524	24,385
Total Operating Margin	$39,859	$40,329

(1)
Company Restaurant Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of franchise and license revenue; less franchise and license revenue.

(2)
Franchise Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of company restaurant sales; less company restaurant sales.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	3/28/18		3/29/17
Company restaurant operations: (1)
Company restaurant sales	$101,193	100.0%	$93,779	100.0%
Costs of company restaurant sales:
Product costs	24,935	24.6%	23,133	24.7%
Payroll and benefits	41,226	40.7%	37,397	39.9%
Occupancy	5,647	5.6%	4,734	5.0%
Other operating costs:
Utilities	3,405	3.4%	3,053	3.3%
Repairs and maintenance	1,890	1.9%	1,663	1.8%
Marketing	3,765	3.7%	3,621	3.9%
Other	5,990	5.9%	4,234	4.5%
Total costs of company restaurant sales	$86,858	85.8%	$77,835	83.0%
Company restaurant operating margin (non-GAAP) (2)	$14,335	14.2%	$15,944	17.0%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$25,165	46.5%	$24,544	71.9%
Advertising revenue	19,310	35.7%	—	—%
Initial and other fees	1,417	2.6%	484	1.4%
Occupancy revenue	8,188	15.1%	9,103	26.7%
Total franchise and license revenue	$54,080	100.0%	$34,131	100.0%

Costs of franchise and license revenue:
Advertising costs	$19,310	35.7%	$525	1.5%
Occupancy costs	$5,829	10.8%	$6,506	19.1%
Other direct costs	3,417	6.3%	2,715	8.0%
Total costs of franchise and license revenue	$28,556	52.8%	$9,746	28.6%
Franchise operating margin (non-GAAP) (2)	$25,524	47.2%	$24,385	71.4%

Total operating revenue (4)	$155,273	100.0%	$127,910	100.0%
Total costs of operating revenue (4)	115,414	74.3%	87,581	68.5%
Total operating margin (non-GAAP) (4)(2)	$39,859	25.7%	$40,329	31.5%

Other operating expenses: (4)(2)
General and administrative expenses	$16,560	10.7%	$17,509	13.7%
Depreciation and amortization	6,514	4.2%	5,736	4.5%
Operating (gains), losses and other charges, net	360	0.2%	783	0.6%
Total other operating expenses	$23,434	15.1%	$24,028	18.8%

Operating income (4)	$16,425	10.6%	$16,301	12.7%

(1)	As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue.
(4)	As a percentage of total operating revenue.

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Changes in Same-Store Sales (1)	Quarter Ended
(increase vs. prior year)	3/28/18	3/29/17
Company Restaurants	3.2%	(1.6)%
Domestic Franchised Restaurants	1.2%	(1.1)%
Domestic System-wide Restaurants	1.5%	(1.1)%

Average Unit Sales	Quarter Ended
(In thousands)	3/28/18	3/29/17
Company Restaurants	$565	$553
Franchised Restaurants	$396	$385

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 27, 2017	178	1,557	1,735
Units Opened	—	10	10
Units Reacquired	5	(5)	—
Units Closed	(1)	(20)	(21)
Net Change	4	(15)	(11)
Ending Units March 28, 2018	182	1,542	1,724

Equivalent Units
Year-to-Date 2018	179	1,543	1,722
Year-to-Date 2017	170	1,561	1,731
Net Change	9	(18)	(9)

(1)
Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, fees and occupancy revenue from franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.